Exhibit (5)

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
First Union Corporation      One First Union Center (0013)
Legal Division              Charlotte, North Carolina 28288
                                      704 374-6828
                                   FAX: 704 374-3425
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Marion A. Cowell, Jr.
Executive Vice President,
Secretary and General Counsel

                                                                January 12, 1999

Board of Directors
First Union Corporation
Charlotte, North Carolina 28288


Gentlemen:

     I have acted as counsel for First Union Corporation (the "Corporation") in connection with the registration on Form S-3 (the "Registration Statement") of certain debt securities assumed or guaranteed by the Corporation in connection with various acquisitions (as listed on the cover page of the Prospectus included in the Registration Statement, the "Debt Securities"), related to market-making transactions by and through Wheat First Securities, Inc., an affiliate of the Corporation.

     On the basis of such investigations as I deemed necessary, I am of the opinion that the assumptions and the guarantees of the obligations under the Debt Securities have been duly authorized, executed and delivered and constitute legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors's rights and to general equity principles.

     I note that, as of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or currency unit in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Debt Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment.

     I hereby consent to the use of my name under the heading "Validity of Securities" in the Prospectus included in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                          Very truly yours,

                                          MARION A. COWELL, JR.